Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 13, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports 17% Operating Profit in Q2

PHILADELPHIA, August 13, 2009 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands today announced earnings of $49 million and $80 million for the three and six months ended July 31, 2009, respectively. Earnings per diluted share were $0.29 for the quarter and $0.47 for the six months ended July 31, 2009.

As stated in the Company’s previous sales release on August 6, 2009, for the second quarter of fiscal 2010, total Company net sales increased by 1% over the same quarter last year to $459 million. Comparable retail segment net sales, which include our direct-to-consumer channels, decreased 3%. Comparable store net sales decreased 6% with declines at Anthropologie, Free People and Urban Outfitters of 4%, 16%, and 8%, respectively. Direct-to-consumer net sales rose 17% and wholesale segment net sales declined 7%.

“The Company produced a 17% operating profit which we believe is admirable considering the current economic climate,” said Glen T. Senk, Chief Executive Officer. “By deploying exceptional inventory and expense discipline, our team has adeptly driven profit in the face of challenging fundamentals. I am confident in the group’s ability to continue to improve on this performance and exploit all current and emerging growth opportunities in our business,” finished Mr. Senk.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$177,121	$189,812	$329,953	$349,602
Anthropologie stores	173,146	165,615	311,489	311,211
Free People stores	9,215	7,759	16,528	13,618
Terrain	2,312	2,608	3,615	3,225

Net store sales	361,794	365,794	661,585	677,656

Direct-to-consumer	70,926	60,498	131,736	118,746

Retail segment net sales	432,720	426,292	793,321	796,402

Wholesale Segment net sales	25,906	28,003	50,101	52,185

Total net sales	$458,626	$454,295	$843,422	$848,587

For the three and six months ended July 31, 2009, gross profit margins decreased by 26 and 151 basis points, respectively, versus the prior year’s comparable periods. These decreases were primarily due to merchandise markdowns to clear seasonal inventories and a higher rate of store occupancy expense driven by the decrease in comparable store sales. These decreases more than offset considerable improvements in initial merchandise margins.

As of July 31, 2009, inventories grew by $6 million or 3%, on a year-over-year basis, driven by the acquisition of inventory to stock new retail stores. Total comparable store inventories decreased by 7%.

For the three and six months ended July 31, 2009, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 89 and 91 basis points, respectively, versus the comparable periods last year. These increases were primarily due to the deleveraging of fixed store costs related to the decline in comparable store sales and a one-time site development expense related to a prospective Terrain location.

During the three months ended July 31, 2009, the Company’s quarterly tax rate rose to 38.3% from 33.2% in the prior year’s comparable quarter. The increase was primarily due to tax rate hikes at certain state municipalities enacted during the second quarter and retroactively effective for the entire current fiscal year. Additionally, the Company produced a lower proportion of tax free interest income due to a strategic shift to a mix of lower risk securities versus the prior year’s holdings. The Company expects the current annual effective tax rate to remain consistent during the remainder of the year.

During the six months ended July 31, 2009, the Company has opened a total of 15 new stores including: 6 Urban Outfitters stores, 6 Anthropologie stores and 3 Free People stores. The Company expects to open 34 to 36 new stores during the full fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 148 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 127 Anthropologie stores, a web site, catalog and Leifsdottir, Anthropologie’s recently launched wholesale concept; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 33 Free People stores, a web-site and catalog; and 1 Terrain garden center as of July 31, 2009.

A conference call will be held today to discuss second quarter results and will be web cast at 11:00 a.m. EDT at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=2330800

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008
Net sales	$458,626	$454,295	$843,422	$848,587
Cost of sales, including certain buying, distribution and occupancy costs	271,535	267,785	513,021	503,397

Gross profit	187,091	186,510	330,401	345,190
Selling, general and administrative expenses	108,650	103,590	205,840	199,328

Income from operations	78,441	82,920	124,561	145,862
Other income, net	939	2,445	3,030	5,665

Income before income taxes	79,380	85,365	127,591	151,527
Income tax expense	30,359	28,377	47,765	51,982

Net income	$49,021	$56,988	$79,826	$99,545

Net income per common share:
Basic	$0.29	$0.34	$0.48	$0.60

Diluted	$0.29	$0.33	$0.47	$0.58

Weighted average common shares and common share equivalents outstanding:
Basic	167,919,873	166,698,963	167,691,718	166,412,217

Diluted	170,719,274	171,687,530	170,521,836	171,148,661

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	59.2%	58.9%	60.8%	59.3%

Gross profit	40.8%	41.1%	39.2%	40.7%
Selling, general and administrative expenses	23.7%	22.8%	24.4%	23.5%

Income from operations	17.1%	18.3%	14.8%	17.2%
Other income (expense), net	0.2%	0.5%	0.4%	0.7%

Income before income taxes	17.3%	18.8%	15.2%	17.9%
Income tax expense	6.6%	6.2%	5.7%	6.1%

Net income	10.7%	12.6%	9.5%	11.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2009	January 31, 2009	July 31, 2008
Assets

Current assets:
Cash and cash equivalents	$152,885	$316,035	$160,391
Marketable securities	135,875	49,948	76,905
Accounts receivable, net of allowance for doubtful accounts of $1,368, $1,229 and $2,395, respectively	32,039	36,390	32,468
Inventories	217,050	169,698	211,205
Prepaid expenses, deferred taxes and other current assets	46,005	52,331	47,762

Total current assets	583,854	624,402	528,731

Property and equipment, net	528,295	505,407	507,399
Marketable securities	294,519	155,226	191,129
Deferred income taxes and other assets	38,553	43,974	41,130

Total Assets	$1,445,221	$1,329,009	$1,268,389

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$85,336	$62,955	$88,521
Accrued expenses, accrued compensation and other current liabilities	74,764	78,195	83,478

Total current liabilities	160,100	141,150	171,999

Deferred rent and other liabilities	136,906	134,084	128,252

Total Liabilities	297,006	275,234	300,251

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 168,200,288, 167,712,088 and 167,164,738 issued and outstanding, respectively	17	17	17
Additional paid-in capital	175,839	170,166	160,615
Retained earnings	981,165	901,339	801,520
Accumulated other comprehensive (loss) income	(8,806)	(17,747)	5,986

Total Shareholders’ Equity	1,148,215	1,053,775	968,138

Total Liabilities and Shareholders’ Equity	$1,445,221	$1,329,009	$1,268,389